EXHIBIT 16.1
September 16, 2005
Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 16, 2005, to be filed by our former client, Pac-West Telecom, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,